SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549


                                     Form 8-K


                                   CURRENT REPORT
       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)      December 6, 2002
                                                 ___________________________


                                 ALICO, INC.
____________________________________________________________________________
(Exact name of registrant as specified in its charter)


Florida                           0-261                          59-0906081
____________________________________________________________________________
(State or other jurisdiction     (Commission                  (IRS Employer
           of incorporation)      File Number)           Identification No.)


Post Office Box 338, La Belle, Florida                             33975
___________________________________________________________________________
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code      (863) 675-2966
                                                 _________________________

























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Item 5.  Other Events

Annual Meeting of Shareholders of Alico, Inc. on December 6, 2001:

(1) All directors listed in the proxy statement, namely, Richard C. Ackert, William L. Barton, Walker E. Blount, Jr., Monterey
       Campbell,  Amy Gravina, Ben Hill Griffin, III, Ben Hill
       Griffin, IV, K. E. Hartsaw, W. Bernard Lester and
       Thomas E. Oakley were re-elected.


Item 7.     Financial Statements and Exhibits.

( c ) Exhibit

Exhibit 01 - Press release issued December 5, 2002 and additional comments by the Chairman made at the Company's annual meeting December 5, 2002.






                                    SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ALICO, INC.
                                          (Registrant)



                                         /s/ L. Craig Simmons
December 6, 2002                     By__________________________________
__________________                          L. Craig Simmons, CFO &
Date                                        Vice-President
                                                    (Signature)



EXHIBIT INDEX


Exhibit
Number                           Description

01 Press release issued December 5, 2002 with additional comments by the Chairman









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                                  NEWS RELEASE
                                   ALICO, INC.

Contact:	W. Bernard Lester, President
		Alico Inc.
		(863) 675-2966


ALICO OPERATIONS REVIEWED AT ANNUAL SHAREHOLDERS MEETING

LABELLE, Fla. (Dec. 5, 2002) - Ben Hill Griffin III, Chief Executive Officer and Chairman of the Board of Alico Inc. (ALCO), reviewed the Company's operations and financial position for the fiscal year ending August 31, 2002 at the Company's Annual Shareholders Meeting held today in Fort Myers,
Fla. The presentation included reports from each of the company's agribusiness divisions in the past year, an agribusiness outlook for the next fiscal year and an update on the company's real estate activities.

Highlights of the 2002 fiscal year included net income of $7.5 million, or $1.07 per share, compared to $16.1 million, or $2.29 per share, during the same period a year ago. "While the income level was 50 percent less than the average of 2001 and 2000, which were all-time records for the company, it is 30 percent greater than 1999 and 1998", said W. Bernard Lester, president and chief operating officer of Alico Inc. "Stockholder's equity maintained its upward trend, totaling $113.2 million, compared to $112.6 million last year." He explained that gross profits from agribusiness operations decreased during the year due to reductions in citrus and sugarcane yields, combined with a decrease in ranch earnings, resulting from increased production costs.

Real estate sales, for the third year in a row, were the largest component of net income for the company. Ben Hill Griffin III reported on the Company's real estate activities in Lee County where the company owns approximately 6,200 acres of land, in Polk County where the majority of the land is managed by the company's subsidiary, Saddlebag Lake Resorts Inc. and in Collier, Hendry and Polk counties where real estate sales represent the disposition of land considered surplus to Alico's agribusiness operations.
In Lee County 5,230 acres are currently under contract at various stages in the due diligence process with potential closing dates varying from a few months to two years. Potential revenues from the contracts, if closed, total $148 million with terms varying from cash at closing to ten year mortgage terms. In Polk County, real estate activities include an option agreement for the sale of 267 acres for $617,640. In Hendry County, sales contracts for 514 acres total $669,300. According to Griffin, "The total potential sales value of all real estate contracts in all counties is $149 million."

Alico Inc. is an agribusiness company primarily engaged in the production of citrus, cattle, sugarcane, sod and forest products.












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ADDITIONAL COMMENTS BY THE CHAIRMAN

Mr. Griffin stated that the Company expects earnings from agricultural operations to decrease by 10 percent for the August 31, 2003 fiscal year.
He noted that the primary reason for the anticipated decline is that it will take a few years to regain productivity lost to it's citrus division. About 1,500 acres of mature, fruit-bearing trees had to be replaced because they had one of two devastating diseases, citrus canker or tristeza.